                                                                   Exhibit 10.21

                        SETTLEMENT AGREEMENT AND RELEASE

         This Settlement Agreement and Release (hereinafter this "AGREEMENT") is made and entered into as of this 29th day of December, 2000, by and among Nx Networks, Inc. (formerly Netrix Corporation), a Delaware corporation ("NX"), and Jonathan A. Sachs and Robert C. Lind (collectively referred to herein as the "AETHERWORKS SHAREHOLDERS" and individually as an "AETHERWORKS Shareholder").

                                    RECITALS

         WHEREAS, Netrix Corporation, AetherWorks Corporation ("AETHERWORKS") and Nx1 Acquisition Corp. entered into an Agreement and Plan of Merger dated December 31, 1999 (the "MERGER AGREEMENT");

         WHEREAS, pursuant to the Merger Agreement, all issued and outstanding shares of AetherWorks common stock and all issued and outstanding shares of AetherWorks Series B common stock were converted into the right to receive 2,301,436 shares of Nx common stock (the "MERGER CONSIDERATION");

         WHEREAS, pursuant to Section 1.9 and Article IV of the Merger Agreement, Nx was to establish an escrow account by depositing fifteen percent (15%) of the Merger Consideration into escrow (the "ESCROW SHARES");

         WHEREAS, Jonathan A. Sachs and Robert C. Lind own approximately 33% of the Merger Consideration;

         WHEREAS, pursuant to the Merger Agreement, all outstanding options and warrants of AetherWorks were converted into the right to receive 867,687 options and warrants of Nx common stock (the "AETHERWORKS OPTIONS AND Warrants") in addition to which AetherWorks employees and agents received a further grant of 1,000,000 options to acquire Nx common stock (the "1,000,000 NX OPTIONS") (the "AETHERWORKS OPTIONS AND WARRANTS" together with the "1,000,000 NX OPTIONS" shall be collectively referred to herein as the "NX OPTIONS AND WARRANTS");

         WHEREAS, pursuant to Section 1.14 of the Merger Agreement, the Merger Consideration and options and warrants were subject to an adjustment in the event that the average closing sales price of Nx common stock for the 15 consecutive trading day period ending on October 31, 2000 (the "AVERAGE Price") was not at least $22.50 per share;

         WHEREAS, pursuant to the terms of the Merger Agreement, the AetherWorks Shareholders are now due and owing an additional 4,777,973 shares of Nx Common Stock ("MERGER CONSIDERATION ADJUSTMENT SHARES") and an additional 1,967,563 Nx Options and Warrants ("MERGER CONSIDERATION ADJUSTMENT OPTIONS/WARRANTS") (the "MERGER CONSIDERATION ADJUSTMENT SHARES" together with the "MERGER CONSIDERATION ADJUSTMENT OPTIONS/WARRANTS" shall be collectively referred to herein as the "MERGER ADJUSTMENT");

         WHEREAS, Nx and AetherWorks entered into a Registration Rights Agreement dated as of December 31, 1999, (the "REGISTRATION RIGHTS Agreement") in favor of the AetherWorks Shareholders as an inducement to AetherWorks to enter into the Merger Agreement;

         WHEREAS, Nx and the AetherWorks Shareholders wish to resolve and settle any and all disputes between them with respect to the Merger Agreement, including, any and all disputes related to the Merger Consideration or the Merger Adjustment.

         NOW, THEREFORE, for and in consideration of the following terms, mutual agreements, covenants and conditions, the parties agree as follows:

         1. No later than December 29, 2000, Nx shall prepare and forward to its transfer agent, with all required instructions and permissions for distribution, all AetherWorks stock certificates in its possession for processing and transfer to the AetherWorks Shareholders of the number of shares of Merger Consideration enumerated on the Adjusted Share Ledger attached hereto as EXHIBIT A (the "LEDGER"). Nx shall forward on or before January 3, 2001 to all Aetherworks Shareholders the Nx certificates already in its possession representing the Merger Consideration. No later than January 5, 2001, Nx shall prepare and forward a check payable to each AetherWorks Shareholder who would otherwise have been entitled to a fraction of a share of Nx common stock (after aggregating all fractional shares of Nx common stock to be received by such AetherWorks Shareholder for fractional shares of Merger Consideration and Merger Consideration Adjustment Shares) as enumerated in the column entitled "Cash Due" on the Ledger and who has tendered his or her AetherWorks stock certificate. Upon execution of this Agreement, Nx shall release its rights to an escrow fund and/or escrow agreement pursuant to Article IV of the Merger Agreement and shall cause the release of any Escrow Shares in its possession or which may hereafter come into its possession to the AetherWorks Shareholders as enumerated on the Ledger. Any stock certificates relating to shares of the Merger Consideration delivered to Nx after the date of this Agreement, shall be processed and forwarded to Nx's transfer agent no later than two (2) business days from receipt of such certificates. Nx shall provide to the AetherWorks Shareholder (or the AetherWorks Shareholder representative), within one (1) business day of receiving such certificate, a reasonably detailed list of any and all documentation known to Nx to be required by it and/or the transfer agent to release the certificates and Nx shall provide to the AetherWorks Shareholder (or the AetherWorks Shareholder) representative any subsequent request from the transfer agent for any such documents within one (1) business day of receiving such request from the transfer agent. Such stock certificates shall then be delivered to the AetherWorks Shareholder (or the AetherWorks Shareholder representative) within two (2) business days of receiving such request and all supporting documentation. Nx shall incur a penalty in the amount of ten thousand dollars ($10,000) per each business day of delay which occurs beyond the time limits outlined above. Such penalty shall be paid directly to the AetherWorks Shareholder entitled to the stock certificates at issue.

         2. As soon as practicable, but in no event later than January 16, 2001, Nx shall file with the United States Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 (or an appropriate form for registration available to Nx), registering the resale of both the Merger Consideration and the Merger Consideration Adjustment Shares and any Nx Options and Warrants and Merger Consideration Adjustment Options/Warrants which are not issued pursuant to Nx' stock option plans (the "RESALE PROSPECTUS"). Nx shall use its commercially reasonable best efforts to have the Resale Prospectus declared effective by the SEC as soon as possible. Prior to filing with the SEC, the Resale Prospectus shall be provided, within a commercially reasonable time, but in no event later than January 10, 2001, to counsel for the AetherWorks Shareholders for their review and approval. Such review and approval shall not unreasonably delay the filing of the Resale Prospectus. Nx shall incur a penalty to the AetherWorks Shareholders in the amount of ten thousand dollars ($10,000) per each business day after January 16, 2001 in which the Resale Prospectus referenced above is not filed, except to the extent such delay in filing results from the failure of counsel for the AetherWorks Shareholders to approve the Resale Prospectus on or before January 14, 2001, so long as the Resale Prospectus was provided to said counsel by Nx on or before January 10, 2001. Such penalty shall be paid directly to the AetherWorks Shareholders on a pro rata basis (percentage of Merger Consideration owned).

         3. As soon as practicable, but in no event later than January 16, 2001, Nx shall file a registration on Form S-8 or update one or more previously filed Forms S-8 with the SEC (the "FORM S-8") to register the shares of Nx common stock issuable upon exercise of the Nx Options and Warrants as enumerated on the Ledger, and to register the additional shares of Nx common stock issuable upon exercise of the Merger Consideration Adjustment Options/Warrants as enumerated on the Ledger, in each case to the extent the same are issued or to be issued under the Nx stock option plans. As soon as practicable, but in no event later than January 16, 2001, Nx shall also provide revised stock option and warrant grant agreements (the "OPTION/WARRANT GRANT AGREEMENTS") to the AetherWorks Shareholders which reflect the repriced Nx Options and Warrants and the Merger Consideration Adjustment Options/Warrants to be granted to the AetherWorks Shareholders. Prior to filing the Form S-8 with the SEC, the Form S-8 and the Option/Warrant Grant Agreements shall be provided, within a commercially reasonable time, but in no event later than January 10, 2001, to counsel for the AetherWorks Shareholders for their review and approval. Counsel review and approval shall not unreasonably delay the filing of the Form S-8. Nx shall incur a penalty to the AetherWorks Shareholders in the amount of ten thousand dollars ($10,000) per each business day after January 16, 2001 in which the updated Form S-8 referenced above is not filed and the Option/Warrant Grant Agreements are not provided to the AetherWorks Shareholders, except to the extent such delay results from or the failure of counsel for the AetherWorks Shareholders to approve the Form S-8 and Option/Warrant Grant Agreements on or before January 14, 2001, so long as the Form S-8 and Option/Warrant Grant Agreements were provided to said counsel by Nx on or before January 10, 2001. Such penalty shall be paid directly to the AetherWorks Shareholders on a pro rata basis (percentage of Nx Options and Warrants owned.)

         4. Nx shall prepare and file the documents necessary to conduct a special meeting of its shareholders (the "SPECIAL MEETING") to approve the additional shares, options, and warrants to be issued in connection with the Merger Adjustment, and to the extent necessary for any increase in the authorized number of shares required to issue such additional shares, options, or warrants under Nx's option plans. Such documents shall include, but not be limited to, the filing of a preliminary and definitive proxy statement (the "SPECIAL MEETING DOCUMENTS") with the SEC. Nx shall use its commercially reasonable best efforts to enable the SEC to complete the Special Meeting Documents review, if any, within a time period necessary to legally call and conduct the Special Meeting. The Special meeting shall take place on or before March 15, 2001. Prior to filing with the SEC, all Special Meeting Documents shall be provided, within a commercially reasonable time, but in no event later than five (5) business days prior to the anticipated filing date, of which Nx will give written notice, to counsel for the Aetherworks Shareholders for their review and approval. Likewise, all SEC comments and Nx responses to same shall be provided to said counsel for review. Counsel review and approval shall not unreasonably delay the filing of the Special Meeting Documents. Nx shall incur a penalty to the AetherWorks Shareholders in the amount of ten thousand dollars ($10,000) per each business day after March 15, 2001 in which the Special Meeting is not held, except to the extent such delay results from the failure of counsel for the AetherWorks Shareholders to approve the Special Meeting Documents within five (5) business days of receiving them. Such penalty shall be paid directly to the AetherWorks Shareholders on a pro rata basis (percentage of Merger Consideration owned).

         5. Upon the shareholder approval referenced in paragraph 4, AetherWorks Shareholders shall receive the additional shares, options, and warrants due pursuant to the Merger Adjustment as listed on the Ledger on the day of shareholder approval. Draft Option/Warrant Grant Agreements representing shares, options, and warrants pursuant to the Merger Adjustment as enumerated on the Ledger shall be prepared and available for inspection by counsel for the AetherWorks Shareholders no later than March 1, 2000. In the event Nx shareholders do not approve the additional shares, options, and warrants to be issued in connection with the Merger Adjustment, AetherWorks Shareholders shall receive the amount of Merger Consideration Adjustment permitted pursuant to NASDAQ Rule 4350 (such amount shall be confirmed in writing to Nx by the NASD on or before March 15, 2001), with the remainder of the Merger Adjustment to be paid in cash equivalent according to the following calculations: For the AetherWorks Shareholders entitled to Merger Consideration Adjustment Shares as enumerated on the Ledger, a cash equivalent equal to the product of the number of Merger Consideration Adjustment Shares to which each individual is entitled and (i) the Average Price per each share ($2.93 per share), or (ii) the per share price for the average of five (5) trading days ending on the day of the Special Meeting, whichever is greater. For the AetherWorks Shareholders entitled to Merger Consideration Adjustment Options/Warrants as enumerated on the Ledger, a cash equivalent equal to the product of the number of Merger Consideration Adjustment Options/Warrants to which each individual is entitled and the difference between (i) the Average Price per each share ($2.93 per share), or

(ii) the per share price for the average of five (5) trading days ending on the day of the Special Meeting, and the exercise price as enumerated on the Ledger for each of the Merger Consideration Adjustment Options/Warrants to which such AetherWorks Shareholder is so entitled, whichever is greater. Failure to issue the Merger Adjustment, and/or cash, and/or the Option/Warrant Grant Agreements as stipulated in this paragraph 5 to the AetherWorks Shareholders within five
(5)) business days after the Special Meeting will result in a penalty in the amount of ten thousand dollars ($10,000) per each business day from such date. Such penalty shall be paid directly to the AetherWorks Shareholders on a pro rata basis (percentage of Merger Consideration owned).

         6. Nx shall comply with and perform its obligations due to the AetherWorks Shareholders pursuant to the terms and provisions of the Registration Rights Agreement, except to the extent the same have been superceded by the terms of this Agreement.

         7. The Nx Options and Warrants for each AetherWorks Shareholder shall have a revised exercise price set to their corresponding entry or entries enumerated on the Ledger. All Merger Consideration Adjustment Options/Warrants for each AetherWorks Shareholder to be issued pursuant to the Merger Adjustment shall have an exercise price set to their corresponding entry or entries enumerated on the Ledger. The AetherWorks Options and Warrants shall be amended to the extent necessary to continue to be fully valid, completely vested and exercisable through a termination date to occur on the later of (i) June 30, 2001, (ii) the close of business on the three-month anniversary date of the AetherWorks shareholders termination of employment or other affiliation with Nx (unless a separate agreement has been made broadening or reducing any of these periods or rights), or (iii) the original exercise period stated in the initial option or warrant grant agreement (subject to any termination provisions provided therein, but further subject to the AetherWorks board of directors' actions in regard to these matters in February of 2000). The modifications and amendments contemplated in this paragraph 7 shall be memorialized in the Option/Warrant Grant Agreements to be provided to the AetherWorks Shareholders pursuant to paragraph 3 above and shall comply entirely with the AetherWorks Board of Directors' actions in regard to these matters in February of 2000.

         8. Upon the request of an AetherWorks Shareholder, and if in accordance with applicable securities laws, Nx shall provide an opinion from its counsel that supports the removal of any restrictive legends from Nx stock certificates issued in connection with the Merger Consideration, the Nx Options and Warrants or the Merger Adjustment. Nx shall provide to the AetherWorks Shareholder, within one (1) business day of such opinion request, a detailed list of any and all required supporting documentation. Nx shall undertake its commercially reasonable efforts to cause such opinion to be delivered to the AetherWorks Shareholder (or the AetherWorks Shareholder representative) within five (5) business days of receiving such request and all supporting documentation.

         9. Nx shall establish a mechanism for facilitating the exercise of the Nx Options and Warrants and Merger Consideration Adjustment Options/Warrants which facility shall include, but not be limited to, the ability of the AetherWorks Shareholders to directly communicate with the transfer agent (or appropriate exchange agent). Nx shall provide to the AetherWorks Shareholder within one (1) business day of such exercise request, a reasonably detailed list of any and all required supporting documentation known to Nx. If the transfer agent requests additional information, Nx shall forward such request to the AetherWorks Shareholder within one (1) business day of receiving the request. Stock certificates representing the shares of Nx common stock issuable upon exercise of the Nx Options and Warrants and/or Merger Consideration Adjustment Options/Warrants shall be delivered to the AetherWorks Shareholder (or the AetherWorks Shareholder representative) within two (2) business days of receiving such request and all required supporting documentation.

         10. Nx shall pay on or before February 15, 2001, or within 15 days of presentation of each invoice, whichever is later, the fees and expenses of counsel to the AetherWorks Shareholders, not to exceed $50,000 in the aggregate, in connection with all work related to the rights and remedies of the AetherWorks Shareholders pursuant to the Merger Agreement, the negotiation and drafting of this Agreement, and the rights and remedies contemplated herein.

         11. This Agreement is made as a compromise between Nx and the AetherWorks Shareholders for the complete and final settlement of all claims, differences and any causes of action with respect to the Merger Agreement. The parties to this Agreement agree and acknowledge that this Agreement shall not be construed as an admission by any party of any liability, wrongdoing, or responsibility on their part or on the part of their predecessors, successors, assigns, agents, heirs, parents, subsidiaries, affiliates, officers, directors, or employees. Indeed, the parties expressly deny any such liability, wrongdoing or responsibility.

         12. The AetherWorks Shareholders, for their heirs, successors, subrogors, grantors and assigns, hereby release, remise, and forever discharge Nx, and all of its employees, agents, representatives, directors, successors, parents, subsidiaries, affiliates, and assigns of and from any and all claims, debts, demands, rights, and causes of actions of whatsoever kind and nature, arising from and by reason of any and all known, foreseen, and unforeseen consequences, which the AetherWorks Shareholders have or may have against Nx arising from and by reason of anything whatsoever from the beginning of the world until the date of this Agreement, including, but not limited to, every liability, right, claim, debt, or cause of action asserted in or in any way arising from the Merger Agreement, the responsibility for which has been and is expressly denied by Nx. This release expressly excludes any release or waiver by the AetherWorks Shareholders of any liability, right, claim, debt, or cause of action against Nx for breach of any of the terms of this Agreement, or any employment agreement with an AetherWorks Shareholder.

         13. Nx hereby releases, remises, and forever discharges the AetherWorks Shareholders of and from any and all claims, debts, demands, rights, and causes of action of whatsoever kind and nature, arising from and by reason of any and all known, foreseen, and unforeseen consequences, which Nx has or may have against the AetherWorks Shareholders arising from and by reason of anything whatsoever from the beginning of the world until the date of this Agreement, including, but not limited to, (i) every liability, right, claim, debt, or cause of action asserted in or in any way arising from the Merger Agreement, (including without limitation Section 1.7(h) ("Stockholder Escrow"), Section 1.9 and Article IV of the Merger Agreement), and (ii) every liability, right, claim, debt, or cause of action asserted in or in any way arising from the AetherWorks Shareholders activities as individuals, or as board members, officers, consultants, agents, or employees of AetherWorks Corporation or Nx.

Notwithstanding the above, the releases set forth in this Section 13 shall not affect any rights or obligations of Nx or any AetherWorks Shareholder pursuant to any employment related agreement between them, any violation of any published corporate policy of Nx provided to Nx employees related to the protection of confidential information, and any amended and restated agreements between Nx and Jonathan Sachs dated April 7, 2000, and amended of even date herewith, or this Agreement.

         14. The parties agree and assure each another that they will take any and all actions that may be necessary to carry out their obligations hereunder. The parties agree to execute all documents necessary to fulfill the terms of this Agreement, and shall comply with all reasonable requests to provide information and/or documents to comply with this Agreement and the terms hereof.

         15. The parties hereby expressly acknowledge that the foregoing represents the sole and total consideration for this Agreement and that no other promises or representations have been made other than as expressed herein, and that in executing this Agreement, the parties have not relied on any promise or representation other than as expressed herein. The parties further state that they have read all of this Agreement and have had it explained to them by their attorneys and that they fully understand all of the terms used and their significance. This Agreement has been signed voluntarily and on the advice of counsel.

         16. This Agreement constitutes the entire agreement of the parties. There is no other agreement, written or oral, expressed or implied, between the parties concerning the resolution of the matters set forth herein except for this Agreement. This Agreement may be modified only by a written agreement signed by all parties concerned in any restatement or amendment. The terms of this Agreement are contractual and not merely a recital.

         17. This Agreement shall be deemed to be executed in the Commonwealth of Virginia and subject to and construed in accordance with the law of the Commonwealth of Virginia. It shall be binding upon the parties and all of their predecessors, successors, assigns, agents, heirs, parents, subsidiaries, affiliates, officers, directors, or employees.

         18. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original, all of which together shall be deemed one and the same instrument. This Agreement may be executed by facsimile signatures. In addition to the AetherWorks Shareholders identified above, Nx agrees that any individual or entity as identified in the Ledger, may become a party to this Agreement, within 60 days of the date of this Agreement, by executing and delivering an addendum counterpart signature page to this Agreement and shall be deemed an "AetherWorks Shareholder" hereunder; provided that such new signatory shall not be entitled to the benefit of any provision providing for penalty payments from Nx relating to the period prior to such signatory becoming a party to this Agreement. Any individual or entity as identified in the Ledger who declines to endorse this Agreement will not be considered a third party beneficiary hereto and will not be entitled to any of the benefits of this Agreement.

      19. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purpose of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                        [SIGNATURES FOLLOW ON NEXT PAGE]

      IN WITNESS WHEREOF, this Agreement is hereby executed to be effective as of the date first above written.

                                    NX NETWORKS, INC.


                                    _______________________________________
                                    Jay Schifferli
                                    President and Chief Executive Officer



                                    AETHERWORKS SHAREHOLDERS:


                                    _______________________________________
                                    Jonathan A. Sachs




                                    _______________________________________
                                    Robert C. Lind

                         ADDENDUM TO SIGNATURE PAGE FOR

                       ADDITIONAL AETHERWORKS SHAREHOLDERS

      The party below acknowledges and agrees to be bound by the terms and conditions set forth in this Settlement Agreement and Release as of the date set forth next to such party's signature.

Date:______________________         _____________________________________